Exhibit 10.36

Form of Retention Bonus Agreement between the Registrant and each of its executive officers

June 16, 2025

[Name]

TPI Composites, Inc.

9200 E Pima Center Pkwy, Suite 250

Scottsdale, AZ 85258

Via Electronic Mail

Re: Key Employee Retention Bonus

Dear [Name]:

In recognition of your continuing key role at TPI Composites, Inc. (the “Company”), you shall be eligible to earn a retention bonus upon the terms and conditions set forth in this letter agreement (this “Agreement”). This Agreement shall become effective on the date set forth on the signature page hereto.

1.
Retention Bonus. You shall be eligible to earn a retention bonus in the amount of $[Amount] (the “Retention Bonus”), payable in a cash lump sum as soon as practicable (but in no event later than the thirtieth (30th) day) following your execution of this Agreement. Your eligibility to retain this Retention Bonus shall be subject to the terms and conditions of this Agreement, including the employment requirement set forth in Section 2 below.
2.
Employment Requirement. Your right to retain the Retention Bonus hereunder is conditioned upon your continued employment with the Company or its subsidiaries (or the Company’s successor) through the Retention Date (as defined in Section 5 below), and you not having provided or received a notice of termination of your employment. Your Retention Bonus will become vested and no longer subject to the Company’s “clawback right” (described in Section 4 below) upon the earlier of the occurrence of the Retention Date or the date of a Qualified Termination (subject to Section 3 below).
3.
Qualified Termination. If your employment is terminated by reason of a Qualified Termination (as defined in Section 5 below) prior to the occurrence of the Retention Date, then you will be eligible to retain the Retention Bonus, which will no longer be subject to clawback. Your rights will be contingent (other than in instances of death or Disability (as defined in Section 5 below)) on your execution, delivery and non-revocation of an agreement, in a standard form provided by the Company, granting a full release of all actual and potential claims you have or may have against the Company or its subsidiaries within sixty (60) days following the termination date.
4.
Clawback Right. If your employment with the Company terminates, or you provide or receive a notice of termination, in each case prior to the occurrence of the Retention Date for any reason other than a Qualified Termination, you hereby agree to re-pay to the Company the gross (pre-tax) amount of the Retention Bonus, as set forth in Section 1 above, within fifteen (15) days following the date of such termination. If you do not timely make such repayment, the Company will be entitled to recover from you collection costs and damages, including reasonable legal fees, expenses and court costs, arising from the enforcement of this obligation to the maximum extent permitted by law.
5.
Definitions. For purposes of this Agreement:

5.1.
“Cause” shall have the meaning ascribed to such term in any applicable employment agreement or offer letter between you and the Company in effect on the date of your termination.
5.2.
“Disability” shall have the meaning ascribed to such term in the applicable employment agreement or offer letter between you and the Company in effect on the date of your termination or, in the absence thereof, shall mean your total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (the “Code”).
5.3.
“Good Reason” shall have the meaning ascribed to such term in the applicable employment agreement between you and the Company in effect on the date of your termination.

5.4.
“Restructuring Event” shall mean the date of consummation of a transaction or the last in a series of transactions, consummated after the date hereof, involving (i) the sale of all or substantially all of the Company’s assets, (ii) the recapitalization or restructuring of all or substantially all of the equity and/or debt securities and/or other indebtedness of the Company, or (iii) any other transaction resulting in equitization or otherwise compromising the Company’s indebtedness.
5.5.
“Retention Date” shall mean the earlier of (i) March 31, 2026 or (ii) the date that is sixty (60) days following the occurrence of a Restructuring Event.
5.6.
“Qualified Termination” shall mean termination of employment with the Company (or its successor) by reason of (i) death, (ii) Disability, (iii) termination by the Company without Cause, or (iv) termination by you for Good Reason.
6.
Effect on Other Compensation Plans. By signing this Agreement, for good and valuable consideration provided herein, you agree and acknowledge that you have no further right or entitlement to (i) any cash-based incentive compensation payable to you by the Company including, but not limited to, your 2025 short-term incentive compensation, (ii) any payment pursuant to that certain Retention Bonus Agreement by and between you and the Company, dated as of February 4, 2025, or (iii) any incentive-based compensation from the Company granted to you in 2025 under the Company’s Amended and Restated 2015 Stock Option and Incentive Plan, which awards are hereby deemed cancelled and of no further force or effect.
7.
Section 409A. The payments and benefits under this Agreement are intended to be exempt from Section 409A of the Code (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A. Notwithstanding the foregoing, the Company makes no representation with respect to exemption from or compliance with Section 409A and shall not be liable to you for any taxes or penalties under Section 409A.
8.
Assignment. You may not assign your rights under this Agreement except upon your death. The Company may assign its obligations hereunder to any successor, including any acquirer of all or substantially all of the assets of the Company, without your consent.
9.
Entire Agreement; Other Agreements. This Agreement sets forth the entire understanding of the Company and you regarding the subject matter hereof, and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written. No modification or amendment of this Agreement shall be effective without a prior written agreement signed by you and the Company.
10.
Confidentiality. You hereby agree, to the maximum extent permitted by law, to, and cause your affiliates and representatives to, keep confidential the existence and the terms of this Agreement; provided, however, that (i) you may disclose the terms of this Agreement to your financial or legal advisers who reasonably need to have access to such information to provide services to you, or to your spouse, so long as you have made such parties aware of the confidential nature of such information prior to disclosure, and (ii) you may disclose the terms of this Agreement if required to do so by any applicable legal requirement so long as reasonable prior notice of such required disclosure is given to the Company.
11.
Notices. All notices, approvals and other communications required or permitted to be given under this Agreement shall be in writing and shall be validly served or given if delivered in person, electronically (with read receipt acknowledgment), mailed by first class mail (registered or certified, return receipt requested), or overnight air courier with proof of delivery (a) if to the Company, at its principal corporate offices addressed to the attention of Deane Ilukowicz, Chief People Officer (dilukowicz@tpicomposites.com), and (b) if to you, at your home address as such address may appear on the records of the Company, or to such other address as such party may hereafter specify in written notice to the other party.
12.
Governing Law; WAIVER OF JURY TRIAL. To the maximum extent permitted by law, this Agreement is governed by and to be construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof. The parties to this Agreement each hereby irrevocably submits to the non-exclusive jurisdiction of courts of the State of Delaware or federal court sitting in Delaware in any action or proceeding arising out of or relating to this Agreement, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in courts of the State of Delaware or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.
13.
Tax. Amounts payable under this Agreement shall be subject to withholding for all federal, state and local income and employment taxes (including social security) and any other amounts required to be deducted or withheld from any such payment pursuant to any applicable law or regulation with respect to the making of such payment.

14.
Waiver. Failure by either party to exercise, or any delay in exercising, any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy.
15.
Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
16.
Counterpart Originals. This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (pdf.)) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

[Signature Page Follows]

To accept this Agreement, please sign where indicated below, and return no later than June 19, 2025, to the undersigned.

Sincerely,

TPI Composites, Inc.

Name: William E. Siwek

Title: President and Chief Executive Officer

ACCEPTED AND AGREED AS OF THE DATE BELOW:

[Name]

Date: _________________